BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                                               March 31,        December 31,
                                                                                 1999              1998
                                                                              -----------      ------------
                                                                              (unaudited)
              Assets (Note 4)
Current assets:
    Cash....................................................................    $ 1,253          $   542
    Accounts receivable, net of allowance for doubtful
    accounts of $1,213 and $1,201, respectively.............................     14,153           15,988
    Inventories (Note 2)....................................................     25,408           24,540
    Other current assets ...................................................        744              597
    Deferred income taxes...................................................      1,603            1,445
                                                                                -------          -------
         Total current assets...............................................     43,161           43,112
Property, plant and equipment, net of accumulated
    depreciation and amortization...........................................      7,750            7,968
Patents, net................................................................      4,030            4,115
Goodwill, net...............................................................     12,924           13,157
Other assets................................................................      1,443            1,299
                                                                                -------          -------
                                                                                $69,308          $69,651
                                                                                =======          =======
              Liabilities and Stockholders' Equity
Current liabilities:
    Revolving line of credit (Note 4).......................................    $ 1,142          $ 1,827
    Current portion of long-term debt.......................................     19,496           19,494
    Accounts payable........................................................      1,538            2,134
    Accrued compensation....................................................      1,420            1,287
    Other accrued expenses..................................................        989              933
    Income taxes............................................................        844              388
                                                                                -------          -------
         Total current liabilities..........................................     25,429           26,063
                                                                                -------          -------
Deferred income taxes.......................................................        190              227
Long-term debt (Note 4).....................................................      2,750            2,865
Commitments and contingencies...............................................          -                -
Stockholders' equity:
    Preferred stock, $.001 par value; authorized 5,000 shares;
    no shares outstanding...................................................          -                -
    Common stock, $.001 par value; authorized 25,000 shares, 8,370
    shares issued at March 31, 1999 and December 31, 1998...................          8                8
    Paid-in capital.........................................................     23,743           23,743
    Retained earnings.......................................................     18,039           17,596
    Treasury stock at cost, 81 shares at March 31, 1999 and
    December 31, 1998.......................................................       (851)            (851)
                                                                                -------          -------
         Total stockholders' equity.........................................     40,939           40,496
                                                                                -------          -------
                                                                                $69,308          $69,651
                                                                                =======          =======

          See accompanying notes to consolidated financial statements.

               BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)
                                   (unaudited)


                                                                Three Months Ended March 31,
                                                                ----------------------------
                                                                 1999                 1998
                                                                -------              -------
Net sales..................................................     $13,756              $15,119
Cost of goods sold.........................................       8,990               10,024
                                                                -------              -------
    Gross profit...........................................       4,766                5,095
                                                                -------              -------
Operating expenses:
    Selling expenses.......................................       1,405                1,312
    General and administrative.............................       1,655                1,408
    Research and development...............................         525                  577
                                                                -------              -------
                                                                  3,585                3,297
                                                                -------              -------
Earnings from operations...................................       1,181                1,798
                                                                -------              -------
Other income (expense):
    Interest expense.......................................        (456)                (124)
    Interest income........................................           1                    1
                                                                -------              -------
                                                                   (455)                (123)
                                                                -------              -------
Earnings before income taxes...............................         726                1,675
Provision for income taxes.................................         283                  670
                                                                =======              =======
    Net earnings...........................................     $   443              $ 1,005
                                                                =======              =======
Basic earnings per share...................................     $   .05              $  0.12
                                                                =======              =======
Weighted average shares outstanding........................       8,290                8,243
                                                                =======              =======

          See accompanying notes to consolidated financial statements.

               BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (unaudited)


                                                                                   Three Months Ended
                                                                                        March 31,
                                                                                   ---------------------
                                                                                    1999          1998
                                                                                   -------       -------
Cash Flows From Operating Activities:
     Net earnings...............................................................    $  443       $ 1,005
     Adjustments to reconcile net earnings to cash
     provided by operating activities:
       Depreciation and amortization............................................       550           338
       Provision for doubtful accounts..........................................       170           195
       Deferred income taxes....................................................      (195)         (335)
       Changes in operating assets and liabilities, net of acquisition:
         Accounts receivable....................................................     1,664          (601)
         Inventories............................................................      (868)       (1,045)
         Other current assets...................................................      (147)          110
         Other assets...........................................................       (73)         (250)
         Income taxes...........................................................       456           930
         Accounts payable and accrued expenses..................................      (407)          270
                                                                                    ------       -------
           Net cash provided by operating activities............................     1,593           617
                                                                                    ------       -------
Cash Flows From Investing Activities:
     Capital expenditures.......................................................       (84)         (202)
     Acquisition of Business....................................................         -       (19,000)
                                                                                    ------       -------
           Net cash used in investing activities................................       (84)      (19,202)
                                                                                    ------       -------
Cash Flows From Financing Activities:
     Net borrowings under revolving line of credit..............................      (685)          718
     Proceeds from long-term debt...............................................        10        19,111
     Repayments of long-term debt...............................................      (123)       (1,484)
     Proceeds from exercise of stock options....................................         -            95
                                                                                    ------       -------
           Net cash (used in) provided by financing activities..................      (798)       18,440
                                                                                    ------       -------
Net Increase (Decrease) In Cash.................................................       711          (145)
Cash, beginning of period.......................................................       542           555
                                                                                    ------       -------
Cash, end of period.............................................................    $1,253       $   410
                                                                                    ======       =======
Supplemental Cash Flow Information:
     Cash paid for interest.....................................................    $  447       $    85
     Cash paid for income taxes.................................................        23            75
     Schedule of noncash investing and financing activities:
     Common stock issued for acquired business..................................    $    -       $ 1,000
     Warrants issued for acquired business......................................         -           775
                                                                                    ======       =======

          See accompanying notes to consolidated financial statements.

               BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (In thousands)
                                   (unaudited)


Note 1 - Company and Basis of Presentation

     Blonder Tongue Laboratories, Inc. (the "Company") is a manufacturer of television and satellite signal distribution equipment supplied to the private cable television and broadcast industries. The consolidated financial statements include the accounts of Blonder Tongue Laboratories, Inc. and subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

     The results for the first quarter of 1999 are not necessarily indicative of the results to be expected for the full fiscal year and have not been audited. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the results of operations for the period presented and the consolidated balance sheet at March 31, 1999. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC rules and regulations. These financial statements should be read in conjunction with the financial statements and notes thereto that were included in the Company's latest annual report on Form 10-K.

Note 2 - Effect of New Accounting Pronouncements

     In June 1998, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 standardizes accounting and reporting for derivative instruments and for hedging activities. This statement is effective in the year 2000. The Company will be reviewing this pronouncement to determine its applicability to the Company, if any.

Note 3 - Inventories

     Inventories are summarized as follows:

                                         March 31,     Dec. 31,
                                           1999         1998
                                          -------     -------
Raw Materials.......................      $ 7,195     $ 9,550
Work in process.....................        4,477       2,463
Finished Goods......................       13,736      12,527
                                          -------     -------
                                          $25,408     $24,540
                                          =======     =======

Note 4 - Line of Credit

     In October, 1997, the Company executed a new $15 million revolving line of credit with its bank, on which funds may be borrowed at the bank's overnight base rate ("OBR") plus a margin ranging from .95% to 2.45%, depending upon the calculation of certain financial covenants (7.58% at March 31, 1999). As of March 31, 1999, the Company had $1,142 outstanding under the line of credit. The line of credit is collateralized by a security interest in all of the Company's assets. The agreement contains restrictions that require the Company to maintain certain financial ratios as well as restrictions on the payment of dividends. In addition, the Company has an acquisition loan commitment which may be drawn upon by the Company to finance acquisitions in accordance with certain terms. The acquisition loan commitment had been $15 million until March, 1998 when it was increased to $20 million to accommodate the acquisition of Scientific's Interdiction Business. Funds may be borrowed under the acquisition loan commitment at OBR plus a margin ranging from 1.25% to 2.75%, depending upon the calculation of certain financial covenants (7.88% at March 31, 1999). At March 31, 1999, there was $19 million outstanding under the acquisition loan commitment. The line of credit and the acquisition loan commitment expire on June 30, 1999. The Company is currently in negotiations to renew the line of credit and acquisition loan commitment with interest rates based upon LIBOR plus a variable margin.